Exhibit 21


                       SUBSIDIARIES OF THE REGISTRANT


                                  State of            Names Under Which
    Names of Subsidiaries       Incorporation         They do Business
Capitol Concrete Products         Kansas        Capitol Concrete Products
  Company, Inc.                                   Company, Inc.

City Wide Construction            Missouri      City Wide Construction
  Products Co.                                    Products Co.

Concrete Materials, Inc.          Kansas        Concrete Materials, Inc.

Kansas Sand and Concrete, Inc.    Kansas        Kansas Sand and Concrete, Inc.

Monarch Cement of Iowa, Inc.      Iowa          Monarch Cement of Iowa, Inc.

Salina Concrete Products, Inc.    Kansas        Kansas Building Products
                                                Salina Concrete Products, Inc.

Springfield Ready Mix Co.         Missouri      Springfield Ready Mix Co.

Tulsa Dynaspan, Inc.              Oklahoma      Arrow Concrete Company
                                                Tulsa Dynaspan, Inc.


          All other subsidiaries considered in the aggregate as a single subsidiary do not constitute a significant subsidiary.